Exhibit 10.9

UNIT EXCHANGE AGREEMENT

by and among

PLAYBUTTON CORPORATION,

TAIDA COMPANY, LLC,

and

THE MEMBERS

Dated as of December 5, 2013

Table of Contents

ARTICLE I Exchange of Units		1

1.1	Exchange by Members	1
1.2	Closing	2

ARTICLE II Representations and Warranties of the Members		2

2.1	Good Title	2
2.2	Power and Authority	2
2.3	No Conflicts	2
2.4	No Finder’s Fee	2
2.5	Purchase Entirely for Own Account	2
2.6	Experience of Such Member	2
2.7	Access to Information	2
2.8	Restricted Securities	3
2.9	Accredited Investor Status	3
2.10	Legends	3
2.11	No Derivatives	3

ARTICLE III Representations and Warranties of the Company		4

3.1	Organization, Standing and Power	4
3.2	Company Subsidiaries	4
3.3	Capital Structure	4
3.4	Authority; Execution and Delivery; Enforceability	5
3.5	No Conflicts; Consents	5
3.6	Brokers	5
3.7	Financial Statements	5
3.8	Absence of Undisclosed Liabilities	6
3.9	Absence of Changes	6
3.10	Transactions with Affiliates	6
3.11	Material Contracts	6
3.12	Insurance	8
3.13	Title; Sufficiency; Condition of Assets.	9
3.14	Real Property	9
3.15	Intellectual Property.	9
3.16	Customers, Distributors and Suppliers	11
3.17	Employees and Consultants	11
3.18	The Company Benefit Plans	12
3.19	Compliance with Laws.	12
3.20	Governmental Approvals.	12
3.21	Proceedings and Orders.	12
3.22	Environmental Matters	13
3.23	Taxes.	13
3.24	Brokers	14

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ARTICLE IV Representations and Warranties of Parent		14

4.1	Organization, Standing and Power	14
4.2	Subsidiaries; Equity Interests	14
4.3	Capital Structure	14
4.4	Authority; Execution and Delivery; Enforceability	15
4.5	No Conflicts; Consents	15
4.6	SEC Reports; Financial Statements	15
4.7	Material Changes	16
4.8	Proceedings and Orders.	16
4.9	Governmental Approvals.	16
4.10	Compliance	17
4.11	Intellectual Property.	17
4.12	Taxes.	19
4.13	The Parent Benefit Plans	20
4.14	Employees and Consultants	20
4.15	Brokers	21

ARTICLE V Deliveries		21

5.1	Deliveries of the Members	21
5.2	Deliveries of Parent	21
5.3	Deliveries of the Company	21

ARTICLE VI Conditions to Closing		22

6.1	Member and Company Conditions Precedent	22
6.2	Parent Conditions Precedent	23

ARTICLE VII Covenants		23

7.1	Blue Sky Laws	23
7.2	Public Announcements	23
7.3	Continued Efforts	23
7.4	Access	24
7.5	Amendment to Certificate of Incorporation	24
7.6	Directors and Officers	24
7.7	Repayment of Company Debt	24
7.8	Executive Compensation	24
7.9	Tax Reporting	24
7.10	Registration Rights	24

ARTICLE VIII Miscellaneous		25

8.1	Survival	25
8.2	Notices	25
8.3	Amendments; Waivers; No Additional Consideration	25
8.4	Termination.	26
8.5	Replacement of Securities	26
8.6	Remedies	26
8.7	Independent Nature of Members’ Obligations and Rights	27

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8.8	Limitation of Liability	27
8.9	Interpretation	27
8.10	Severability	27
8.11	Counterparts; Facsimile Execution	27
8.12	Entire Agreement; Third Party Beneficiaries	28
8.13	Governing Law	28
8.14	Assignment	28

EXHIBIT A - Members and Ownership Units

EXHIBIT B – Certain Definitions

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Unit Exchange Agreement

This Unit Exchange Agreement (“Agreement”) effective as of December 5, 2013 is entered into by and among Playbutton Corporation, a Delaware corporation (the “Parent”), Taida Company, LLC, a Delaware limited liability company (the “Company”), the members of the Company (each a “Member” and collectively, the “Members”) who have signed Exhibit A attached hereto. Each of the parties to this Agreement are individually referred to herein as a “Party” and collectively, as the “Parties.” Certain capitalized terms used in this Agreement are set forth on Exhibit B attached hereto.

R E C I T A L S

A. The Company’s outstanding equity capital consists exclusively of units (the “Units”), all of which are held by the Members. For purpose of this Agreement, the terms “Unit” and “Units” shall have the same meaning given to such terms in that certain Amended and Restated Operating Agreement of the Company dated as of December 5, 2013 (“Operating Agreement”). The Members are the record and beneficial owner of the number of Units set forth opposite such Member’s name on Exhibit A.

B. The Members wish to transfer all of their Units in exchange for 7,578,651 shares (“Shares”) of the common stock of Parent, $0.0001 par value per share (“Parent Common Stock”).

C. Immediately following the execution of this Agreement, Parent shall commence the private offering of shares of Parent Common Stock (“Private Placement Shares”) at the offering price of $1.23 per share of Parent Common Stock (the “Financing”).

D. The obligations of the Company and the Members to consummate the Unit exchange contemplated by Recital A (“Transaction”) shall be subject to, among other conditions, the prior or concurrent sale of Private Placement Shares by Parent for the net proceeds to Parent of at least $2,500,000 (“Minimum Financing Amount”).

E. Prior to the Closing, Parent will effect the cancellation or redemption of at least 2,809,891 shares of Parent Common Stock.

F. The Company, the Members and Parent intend that the transactions contemplated by this Agreement, including the Financing, constitute part of a single integrated transaction and are pursuant to a single integrated plan intended to qualify as a tax-free transaction under Section 351 of the Code.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Article I
Exchange of Units

1.1 Exchange by Members. At the Closing, each Member shall sell, transfer, convey, assign and deliver to Parent all of the Units owned by such Member free and clear of all Liens (as defined in Section 2.1) in exchange for each Member’s share of the Shares set forth on Exhibit A. In connection with the Transaction, the Company and each Member hereby waives any transfer restrictions and all other rights and restrictions relating to any matters relating to the transfer of Units, including any procedural requirements related thereto, set forth in the Operating Agreement.

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1.2 Closing. The closing (the “Closing”) of the Transaction shall take place at the offices of Greenberg Traurig, LLP, 3161 Michelson Drive, Suite 1000, Irvine, California 92612, commencing at 9:00 a.m. local time on the first business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transaction contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), or such other date and time as the Company and Parent may mutually determine (the “Closing Date”).

Article II
Representations and Warranties of the Members

Each Member severally hereby represents and warrants to Parent as of the date hereof and as of the Closing Date that:

2.1 Good Title. The Member is the record and beneficial owner of, and has, good title to the Units owned by such Member set forth on Exhibit A, with the exclusive right and authority to sell and deliver such Units to Parent. Following the exchange of the Member’s Units pursuant to this Agreement, Parent will receive good title to such Units, free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, stockholder agreements and other encumbrances (collectively, “Liens”) other than restrictions under the applicable securities laws.

2.2 Power and Authority. This Agreement constitutes the legal, valid and binding obligation of the Member, enforceable against such Member in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equity principles related to or limiting creditors’ rights generally and by general principals of equity.

2.3 No Conflicts. The execution and delivery of this Agreement by the Member and the performance by the Member of its obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or, to such Member’s knowledge, any Governmental Authority under any Legal Requirement; (ii) to such Member’s knowledge, will not violate any Legal Requirement applicable to such Member and (iii) will not violate or breach any contractual obligation to which such Member is a party.

2.4 No Finder’s Fee. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from Parent or the Company in connection with the Transaction based upon arrangements made by or on behalf of the Member.

2.5 Purchase Entirely for Own Account. The Shares proposed to be acquired by the Member hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Member has no present intention of selling or otherwise distributing the Shares, except in compliance with applicable securities laws.

2.6 Experience of Such Member. Such Member, either alone or together with its Representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares and has so evaluated the merits and risks of such investment. Such Member is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

2.7 Access to Information. Such Member acknowledges that it has received and had the opportunity to review (a) the registration statements and reports (“SEC Filings”) filed by Parent with the U.S. Securities and Exchange Commission (“SEC”), and (b) that certain Letter of Intent dated November 5, 2013 which summarizes in detail the Transactions contemplated by this Agreement including the Financing. Such Member further acknowledges that it and its Representatives have been afforded (c) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, Representatives of Parent and the Company concerning the terms and conditions of the Transaction and the Financing, and the merits and risks of investing in the Shares, (d) access to information about Parent and the Company and Parent’s and the Company’s financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate the Transaction contemplated by this Agreement and an investment in the Shares, and (e) the opportunity to obtain such additional information which Parent or the Company possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy and completeness of the information contained herein or otherwise provided to the Member.

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2.8 Restricted Securities. The Member understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as the Shares are being offered in a transaction not involving a public offering. The Member further acknowledges that the Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Member represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.9 Accredited Investor Status. The Member is an “accredited investor’ as such term is defined in Rule 501(a) under the Securities Act.

2.10 Legends. It is understood that the Shares will bear the following legend or one that is substantially similar to the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

2.11 No Derivatives. Except as set forth in Exhibit A, the Member does not hold, nor is the Member entitled to receive, any Units, membership interests or other equity interests in the Company. In addition, the Member does not hold, nor is the Member entitled to receive, any options, warrants, rights, convertible or exchangeable securities, “phantom” equity rights, equity appreciation rights, equity-based performance units, commitments, Contracts (as defined in Section 3.5(a)), arrangements or undertakings of any kind to which the Company is a party or by which it is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional Units, membership interests or other equity interests in, or any security convertible or exercisable for or exchangeable into any Units, membership interests or other equity interest in, the Company, (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the Units or membership interests of the Company.

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2.12. Tax Representations. No Member (i) knows of any plan or intention to dispose of the Shares, except in the ordinary course of business; (ii) has any plan to dispose of any of the Shares of the Parent Common Stock received pursuant to this Agreement; or (iii) will intentionally cause any action to be taken that will prevent the transactions contemplated by this Agreement from qualifying as a tax-free exchange under Section 351(a) of the Code.

Article III
Representations and Warranties of the Company

The Company represents and warrants to Parent as of the date hereof and as of the Closing Date that, except as set forth on Schedule 3 attached hereto (the “Company Disclosure Schedule”):

3.1 Organization, Standing and Power. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the limited liability company power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect on the Company. The Operating Agreement (as defined in Recital A) and the Company’s Certificate of Formation constitute the true and complete organizational documents of the Company. The Company has delivered to Parent true and complete copies of the Operating Agreement.

3.2 Company Subsidiaries. The Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

3.3 Capital Structure. The Company is authorized to issue equity securities in the form of Units (as such term is defined in the Operating Agreement). Exhibit A sets forth an accurate and complete statement of all the Units issued and outstanding, including the Soundli Units. Except as set forth in the preceding sentence, no Units, membership interests or other equity interests in the Company are issued, reserved for issuance or outstanding. All outstanding Units are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right or any Contract to which the Company is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of Company having the right to vote (or convertible into, or exchangeable for, Units, membership interests or other equity interests having the right to vote) on any matters on which holders of Units or membership interests in the Company may vote (“Voting Company Debt”). There are no options, warrants, rights, convertible or exchangeable securities, “phantom” equity rights, equity appreciation rights, equity-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company is a party or by which it is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional Units, membership interests or other equity interests in, or any security convertible or exercisable for or exchangeable into any Units, membership interests or other equity interest in, the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the Units or membership interests of the Company. There are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Units, membership interests or other equity interests in the Company.

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3.4 Authority; Execution and Delivery; Enforceability. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the Transaction. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transaction have been duly authorized and approved by the Manager (as defined in the Operating Agreement) of the Company and the Members, and no other limited liability company proceedings on the part of the Company are necessary to authorize this Agreement and the Transaction. When executed and delivered, this Agreement will be enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equity principles related to or limiting creditors’ rights generally and by general principals of equity.

3.5 No Conflicts; Consents.

(a) The execution and delivery by the Company of this Agreement does not, and the consummation of the Transaction and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company under, any provision of (i) the Operating Agreement, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (“Contract”) to which the Company is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree (“Judgment”) or material Legal Requirement applicable to the Company or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no material Consent of, or registration, declaration or filing with, or permit from, any Governmental Authority is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Transaction.

3.6 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction based upon arrangements made by or on behalf of the Company.

3.7 Financial Statements.

(a) The Company has previously delivered to Parent an unaudited balance sheet of the Company as of September 30, 2013 (“Balance Sheet”) and an unaudited statement of profits and losses of the Company for the period from January 1, 2013 through September 30, 2013 (the “P&L Statement” and with the Balance Sheet collectively the “Financial Statements”).

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(b) The Financial Statements (i) are true, accurate and complete in all material respects; (ii) are consistent, in all material respects, with the books and records of the Company; and (iii) present fairly and accurately, in all material respects, the financial condition and results of operations of the Company as of and for the period covered thereby.

3.8 Absence of Undisclosed Liabilities. The Company has no outstanding liabilities other than (i) those set forth in the Balance Sheet; (ii) those incurred in the ordinary course of business after the date of the Balance Sheet; (iii) the liabilities associated with the promissory note issued by the Company to Parent in the principal amount of $300,000; and (iv) those incurred in connection with the negotiation and execution of any of the Transaction Agreements.

3.9 Absence of Changes. Since October 1, 2013, (i) the Company has conducted its Business in the ordinary course of business; and (ii) no event or circumstance has occurred that would reasonably be expected to have a Material Adverse Effect on the Company.

3.10 Transactions with Affiliates. No Affiliate (a) owns, directly or indirectly, any debt, equity or other interest in any Entity with which the Company is Affiliated or has a business relationship or competes with the Company; (b) is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any Affiliate other than with respect to any of the Company’s obligations to pay accrued salaries, reimbursable expenses or other standard employee benefits; (c) has any direct or indirect interest in any asset, property or other right used in the conduct of or otherwise related to the Business; (d) has any claim or right against the Company, and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Affiliate against the Company; (e) is a party to any Company Contract or has had any direct or indirect interest in, any Company Contract, transaction or business dealing of any nature involving the Company; or (f) received from or furnished to the Company any goods or services (with or without consideration).

3.11 Material Contracts.

(a) The Company Disclosure Schedule sets forth an accurate, correct and complete list of all Contracts to which the Company is a party (or by which its assets are bound) (each, a “Company Contract”) to which any of the descriptions set forth below apply (the “Material Contracts”):

(i) Real property leases, personal property leases, insurance, Contracts affecting any Company Intellectual Property or the Company’s information systems or software or Company Benefit Plans;

(ii) Any Contract for capital expenditures or for the purchase of goods or services in excess of $10,000, except those incurred in the ordinary course of business and to be performed in three (3) months or less;

(iii) Any Contract obligating the Company to sell or deliver any product or service at a price which does not cover the cost (including labor, materials and production overhead) plus the customary profit margin associated with such product or service;

(iv) Any Contract involving financing or borrowing of money, or evidencing indebtedness, any liability for borrowed money, any obligation for the deferred purchase price of property in excess of $10,000 (excluding normal trade payables) or guaranteeing in any way any Contract in connection with any Person;

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(v) Any joint venture, partnership, cooperative arrangement or any other Contract involving a sharing of profits;

(vi) Any advertising Contract not terminable without payment or penalty on thirty (30) days (or less) notice;

(vii) Any Contract affecting any right, title or interest in or to real property;

(viii) Any Contract with any Governmental Authority;

(ix) Any Contract with respect to the discharge, storage or removal of effluent, waste or pollutants;

(x) Any Contract relating to any license or royalty arrangement;

(xi) Any power of attorney, proxy or similar instrument;

(xii) Operating Agreement of the Company and any Contract among members of the Company;

(xiii) Any Contract for the manufacture, service or maintenance of any product of the Company;

(xiv) Any Contract for the purchase or sale of any assets other than in the ordinary course of business or for the option or preferential rights to purchase or sell any assets;

(xv) Any requirement or output Contract;

(xvi) Any Contract to indemnify any Person or to share in or contribute to the liability of any Person;

(xvii) Any Contract for the purchase or sale of foreign currency or otherwise involving foreign exchange transactions;

(xviii) Any Contract containing covenants not to compete in any line of business or with any Person in any geographical area;

(xix) Any Contract related to the acquisition of a business or the equity of any other Entity;

(xx) Any other Contract which (i) provides for payment or performance by either party thereto having an aggregate value of $10,000 or more; (ii) is not terminable without payment or penalty on thirty (30) days (or less) notice; or (iii) is between, inter alia, an Affiliate and the Company;

(xxi) Any other Contract that involves future payments, performance of services or delivery of goods or materials to or by the Company of an aggregate amount or value in excess of $10,000, on an annual basis, or that otherwise is material to the Business or prospects of the Company; and

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(xxii) Any proposed arrangement of a type that, if entered into, would be a Contract described in any of (i) through (xxi) above.

(b) The Company has delivered to Parent accurate, correct and complete copies of all Material Contracts (or written summaries of the material terms thereof, if not in writing), including all amendments, supplements, modifications and waivers thereof. All Material Contracts are in writing. All nonmaterial contracts of the Company do not, in the aggregate, represent a material portion of the Liabilities of the Company.

(c) Each Company Contract is currently valid and in full force and effect, and is enforceable by the Company in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equity principles related to or limiting creditors’ rights generally and by general principals of equity.

(d) (i) The Company is not in default, and no party has notified the Company in writing that the Company is in default, under any Company Contract. To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that would reasonably be expected to (with or without notice or lapse of time): (a) result in a material violation or breach by the Company of any of the provisions of any Company Contract; (b) give any Person the right to declare a default or exercise any remedy under any Company Contract; (c) give any Person the right to accelerate the maturity or performance of any Company Contract or to cancel, terminate or modify any Company Contract; or (d) otherwise have a Material Adverse Effect on the Company in connection with any Company Contract; and (ii) the Company has not waived any of its rights under any Company Contract.

(e) To the Knowledge of the Company, each Person against which the Company has or may acquire any rights under any Company Contract is (i) solvent and (ii) able to satisfy such Person’s material obligations and liabilities to the Company.

(f) The performance of the Company Contracts will not result in any violation of or failure by the Company to comply with any Legal Requirement.

(g) The Material Contracts constitute all of the Contracts necessary to enable the Company to conduct the Business in the manner in which such Business is currently being conducted.

3.12 Insurance. The Company Disclosure Schedule sets forth an accurate and complete list of all insurance policies, self-insurance arrangements and fidelity bonds, currently in effect, that insure the Business and assets of the Company (collectively, the “Insurance Policies”). The Company has delivered to Parent true, correct and complete copies of all Insurance Policies. Each Insurance Policy is valid, binding, and in full force and effect. The Company is not in material breach of any Insurance Policy, and no event has occurred which, with notice or the lapse of time, would constitute such a material breach, or permit termination, modification, or acceleration, of any Insurance Policy. The Company has not received any notice of cancellation or non-renewal of any Insurance Policy. The consummation of the Transaction will not cause a breach, termination, modification, or acceleration of any Insurance Policy. There is no claim under any Insurance Policy that has been improperly filed or as to which any insurer has questioned, disputed or denied liability. The Company has not received any notice of, nor does the Company have any Knowledge of any facts that might result in, a material increase in the premium for any Insurance Policy.

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3.13          Title; Sufficiency; Condition of Assets.

(a) Except as set forth in the Company Disclosure Schedule, the Company has good and valid title to and is the exclusive legal and equitable owner of, or has a valid license interest in (as the case may be), all of the assets of the Company. The Company assets are free and clear of all Encumbrances of any kind or nature, except for Permitted Encumbrances.

(b) All tangible assets of the Company are (i) in good operating condition and repair, ordinary wear and tear excepted; (ii) suitable and adequate for continued use in the manner in which they are presently being used; and (iii) to the knowledge of the Company free of defects (latent and patent).

3.14 Real Property. The Company does not currently own nor has it ever owned, since its inception, any real property.

3.15 Intellectual Property.

(a) The Company Disclosure Schedule lists all the Company Intellectual Property, specifying in each case whether such the Company Intellectual Property is owned or controlled by or for, licensed to, or otherwise held by or for the benefit of the Company, including all Registered Intellectual Property Rights owned by, filed in the name of or applied for by the Company and used in the Business (the “Company Registered Intellectual Property Rights”)

(b) Each item of the Company Intellectual Property (i) is valid, subsisting and in full force and effect, (ii) has not been abandoned or passed into the public domain and (iii) is free and clear of any Encumbrances.

(c) The Company Intellectual Property constitutes all the Intellectual Property Rights used in and/or necessary to the conduct of the Business as it is currently conducted, including the design, development, manufacture, use, import and sale of the products of the Company.

(d) Each item of the Company Intellectual Property either (i) is exclusively owned by the Company and was written and created solely by employees or consultants of the Company acting within the scope of their employment or consultancy, all of which employees and consultants have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to the Company, and no third party owns or has any rights to any such the Company Intellectual Property, or (ii) is duly and validly licensed to the Company for use in the manner currently used by the Company in the conduct of the Business.

(e) In each case in which the Company has acquired (and not licensed) any Intellectual Property Rights from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company. No Person who has licensed Intellectual Property Rights to the Company has ownership rights or license rights to improvements made by the Company in such Intellectual Property Rights. The Company has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Rights that is or was the Company Intellectual Property to any Person.

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(f) The Company has no Knowledge of any facts, circumstances or information that (i) would render any Company Intellectual Property invalid or unenforceable, (ii) would adversely affect any pending application for any Company Registered Intellectual Property Right, or (iii) would adversely affect or impede the ability of the Company to use any Company Intellectual Property in the conduct of the Business as it is currently conducted. The Company has not misrepresented, or failed to disclose, and has no Knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Company Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property Right.

(g) All necessary registration, maintenance and renewal fees in connection with each item of the Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such the Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such the Company Registered Intellectual Property Rights. To the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded in a timely manner each such assignment of a Registered Intellectual Property Right assigned to the Company with the relevant governmental authority, including the United States Patent and Trademark Office (the “PTO”), the U.S. Copyright Office or their respective counterparts in any relevant foreign jurisdiction, as the case may be.

(h) The Company has taken all action resaonably necessary to maintain and protect (i) the Company’s Intellectual Property, and (ii) the secrecy, confidentiality, value and the Company’s rights in the Confidential Information and Trade Secrets of the Company and those provided by any Person to the Company, including by having and enforcing a policy requiring all current and former employees, consultants and contractors of the Company to execute appropriate confidentiality and assignment agreements. All copies thereof have been delivered to Parent. The Company has no Knowledge of any violation or unauthorized disclosure of any Trade Secret or Confidential Information related to the Business, the assets of the Company, or obligations of confidentiality with respect to such. Every individual who has had access to such Trade Secrets and Confidential Information has signed a confidentiality agreement with respect thereto.

(i) To the knowledge of the Company, the operation of the Business as it is currently conducted, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of the products of the Company, does not, infringe or misappropriate any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity), defame or libel any Person or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received written notice from any Person claiming that such operation or any such product infringes or misappropriates, or would infringe or misappropriate, any Intellectual Property Rights of any Person (including any right of privacy or publicity), or defames or libels, or would defame or libel, any Person or constitutes or would constitute unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).

(j) To the Knowledge of the Company, no Person is violating, infringing or misappropriating any of the Company Intellectual Property Right.

(k) Except as set forth on the Company Disclosure Schedule, there are no Proceedings before any Governmental Authority (including before the PTO) anywhere in the world related to any of the Company Intellectual Property, including any Company Registered Intellectual Property Rights.

(l) No Company Intellectual Property or product of the Company is subject to any Proceeding or any outstanding decree, order, judgment, office action or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or that may affect the validity, use or enforceability of such the Company Intellectual Property.

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(m) The Company Disclosure Schedule lists all the Company Contracts affecting any Intellectual Property Rights.

(n) The Company Disclosure Schedule lists all the Company Contracts under which the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability, or provide a right of rescission, with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property Rights of any Person other than the Company.

(o) To the knowledge of the Company, there is no the Company Contract affecting any Company Intellectual Property under which there is any dispute regarding the scope of such the Company Contract, or performance under such the Company Contract, including with respect to any payments to be made or received by the Company thereunder.

3.16 Customers, Distributors and Suppliers. The Company Disclosure Schedule lists all the Company Contracts entered into with customers and distributors of the Company products and suppliers of the source materials of such products. The Company has not entered into any Contract under which the Company is restricted from selling, licensing or otherwise distributing any Company products to any class of customers, in any geographic area, during any period of time or in any segment of the market. There is no purchase commitment which provides that any supplier will be the exclusive supplier of the Company or distributor. There is no purchase commitment requiring the Company to purchase the entire output of a supplier. Neither the Company nor any of its officers or employees has directly or indirectly given or agreed to give any rebate, gift or similar benefit to any customer, supplier, distributor, broker, governmental employee or other Person, who was, is or may be in a position to help or hinder the Business (or assist in connection with any actual or proposed transaction) which could subject the Company (or Parent after consummation of the Transaction) to any damage or penalty in any civil, criminal or governmental litigation or proceeding or which would have a Material Adverse Effect on the Company (or Parent after consummation of the Transaction).

3.17 Employees and Consultants.

(a) Employees and Contractors. No Member or employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company. Except as set forth on the Company Disclosure Schedule, the Company has no Knowledge that any Member, officer, director, manager, employee or consultant of the Company (collectively, the “Contractors”) intends to terminate his or her employment or other engagement with the Company, nor does the Company have a present intention to terminate the employment or engagement of any such Contractor.

(b) Compensation. The Company Disclosure Schedule sets forth an accurate, correct and complete list of all (i) employees of the Company, including each employee’s name, title or position, present annual compensation (including bonuses, commissions and deferred compensation), accrued and unused paid vacation and other paid leave, years of service, interests in any incentive compensation plan, and estimated entitlements to receive supplementary retirement benefits or allowances (whether pursuant to a contractual obligation or otherwise) and (ii) individuals who are currently performing services for the Company related to the Business who are classified as “consultants” or “independent contractors.” The Company Disclosure Schedule sets forth all bonuses, severance payments, termination pay and other special compensation of any kind paid to, accrued with respect to, or that would be payable to (as a result of the Transaction), any present or former Contractor. No employee of the Company is eligible for payments that would constitute “parachute payments” under Section 280G of the Code.

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(c) Disputes. There are no claims, disputes or controversies pending or, to the Knowledge of the Company, threatened involving any employee or group of employees. The Company has not suffered or sustained any work stoppage and no such work stoppage is threatened.

(d) Compliance with Legal Requirements. The Company has complied, in all material respects, with all Legal Requirements related to the employment of its employees, including provisions related to wages, hours, leaves of absence, equal opportunity, occupational health and safety, workers’ compensation, severance, employee handbooks or manuals, collective bargaining and the payment of social security and other Taxes.

3.18 The Company Benefit Plans. The Company Disclosure Schedule lists all the Company Benefit Plans. The Company has maintained and funded all the Company Benefit Plans in accordance with their terms and all applicable laws.

3.19 Compliance with Laws.

The Company is, and at all times has been, in compliance in all material respects, with each Legal Requirement that is applicable to the Company or any of the Company’s properties, operations or businesses (including the Business), and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) constitute, or result directly or indirectly in, a default under, a breach or violation of, or a failure to comply with, any such Legal Requirement. The Company has not received any written notice from any third party regarding any actual, alleged or potential violation of any Legal Requirement.

3.20 Governmental Approvals.

(a) The Company has all material Governmental Approvals that are necessary or appropriate in connection with the Company’s ownership and use of its properties or assets or the Company’s operation of its businesses (including the Business). The Company has made all material filings with, and given all material notifications to, all Government Authorities as required by all applicable Legal Requirements. The Company Disclosure Schedule contains an accurate, correct and complete list and summary description of each such Governmental Approval, filing or notification. Each such Governmental Approval, filing and notification is valid and in full force and effect, and there is not pending or, to the Knowledge of the Company, threatened any Proceeding which would reasonably be expected to result in the suspension, termination, revocation, cancellation, limitation or impairment of any such Governmental Approval, filing or notification. No violations have been recorded in respect of any Governmental Approvals, and the Company knows of no meritorious basis therefor. No fines or penalties are due and payable in respect of any Governmental Approval or any violation thereof.

(b) The Company has delivered to Parent accurate and complete copies of all of the Governmental Approvals, filings and notifications identified in the Company Disclosure Schedule, including all renewals thereof and all amendments thereto.

3.21 Proceedings and Orders.

(a) There is no Proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company, any of the Company’s properties, assets, operations or businesses (including the Business), or the Company’s rights relating thereto. The Company has delivered to Parent true, accurate and complete copies of all pleadings, correspondence and other documents relating to any such Proceeding. No insurance company has asserted in writing that any such Proceeding is not covered by the applicable policy related thereto.

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(b) Neither the Company, its officers, managers, directors, agents or employees, nor any of the Company’s properties, assets, operations or businesses (including the Business), nor the Company’s rights relating to any of the foregoing, is subject to any Order or any proposed Order relating to the Business.

3.22 Environmental Matters. Except as set forth in the Company Disclosure Schedule, the operation of the Business by the Company does not involve the handling, manufacture, treatment, storage, use, generation, emission, release, discharge, refining, dumping or disposal of any pollutant, contaminant, or toxic or hazardous substance, material or waste (a “Hazardous Substance”) (whether legal or illegal, accidental or intentional, direct or indirect). There are no facts or circumstances that would reasonably be expected to, directly or indirectly, subject the Company, or any of its Affiliates or the Parent to any Liability of any nature whatsoever arising out of or related to any pollution or threat to human health or the environment or violation of any environmental or occupational safety or health law that is related in any way to the operation of the Business by the Company or any Affiliate.

3.23 Taxes.

(a) The Company has timely filed all material Tax Returns that it was required to file, and such Tax Returns are true, correct and complete in all material respects. All Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Company with respect to any period ending prior to the date of this Agreement, whether or not shown due or reportable on such Tax Returns, other than Taxes for which adequate accruals have been provided in its Financial Statements. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, or other third party. The Company has no liability for unpaid Taxes accruing after the date of its latest Financial Statements except for Taxes incurred in the ordinary course of business. There are no liens for Taxes on the properties of the Company, other than liens for Taxes not yet due and payable.

(b) To the Knowledge of the Company, no audit of any Tax Return is currently pending or threatened. No claim has ever been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The Company has delivered or made available to Parent correct and complete copies of all Tax Returns filed, examination reports, and statements of deficiencies assessed or agreed to by the Company since its inception. The Company has not waived any statute of limitations in respect of any Tax or agreed to an extension of time with respect to any Tax assessment or deficiency.

(c) The Company is not a party to or bound by any tax indemnity agreement, tax sharing agreement or similar contract. The Company is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership or “disregarded entity” for United States federal income tax purposes.

(d) The Company is not obligated under any agreement, contract or arrangement that may result in the payment of any amount that would not be deductible by reason of Section 280G or Section 404 of the Code.

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3.24 Brokers. The Company has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the Transaction.

Article IV
Representations and Warranties of Parent

Parent represents and warrants to the Members and the Company as of the date hereof and as of the Closing Date that, except as set forth on Schedule 4 (the “Parent Disclosure Schedule”):

4.1 Organization, Standing and Power. Parent is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to perform its obligations under this Agreement and consummate the Transaction. Parent is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would reasonably be expected to have a Material Adverse Effect. Each Subsidiary of Parent is duly incorporated or formed, validly existing and in good standing under the laws of the state of its incorporation or formation and has full corporate or limited liability company power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to perform its obligations under this Agreement and consummate the Transaction. Each of Subsidiary of Parent is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would reasonably be expected to have a Material Adverse Effect.

4.2 Subsidiaries; Equity Interests. Parent does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

4.3 Capital Structure. The number of shares and type of all authorized, issued and outstanding capital stock, options and other securities of Parent (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of Parent) is set forth in the Parent Disclosure Schedule. Except as set forth in the Parent Disclosure Schedule and the shares of Parent Common Stock to be issued in connection with the Financing and pursuant to this Agreement, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of Parent are, and all such shares that may be issued prior to or in connection with the Closing will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. There are not any bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Stock may vote (“Voting Parent Debt”). Except as set forth in the Parent Disclosure Schedule, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent is a party or by which it is bound (i) obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent or any Voting Parent Debt, (ii) obligating Parent to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Parent. There are not any outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock of Parent. Except for any registration rights to be provided to the investors and selling broker-dealers in the Financing and the registration rights provided hereunder, Parent is not a party to any agreement granting any securityholder of Parent the right to cause Parent to register shares of the capital stock or other securities of Parent held by such securityholder under the Securities Act. Parent owns 100% of the issued and outstanding equity of its Subsidiaries and there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent or any of its Subsidiaries is a party or by which it is bound (i) obligating Parent or any Subsidiary thereof to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, any Subsidiary of Parent, (ii) obligating Parent or any Subsidiary thereof to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the equity of any Subsidiary of Parent.

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4.4 Authority; Execution and Delivery; Enforceability. The execution and delivery by Parent of this Agreement and the consummation by Parent of the Transaction have been duly authorized and approved by the Board of Directors of Parent (“Parent Board”) and its stockholders and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement and the Transaction. This Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equity principles related to or limiting creditors’ rights generally and by general principals of equity.

4.5 No Conflicts; Consents.

(a) The execution and delivery by Parent of this Agreement, does not, and the consummation of Transaction and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Parent’s certificate of incorporation or bylaws (or any of its Subsidiaries’ organizational documents), each as amended to date, (ii) any material Contract to which Parent or any of its Subsidiaries is a party or by which any of its properties or assets is bound, or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material Judgment or material Legal Requirement applicable to Parent (or any of its Subsidiaries) or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Authority is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transaction, other than the filings referred to in Section 3.5(b).

4.6 SEC Reports; Financial Statements. Parent has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof on a timely basis or has received a valid extension of such time of filing and has filed any such reports prior to the expiration of any such extension. As of their respective dates, the SEC Filings complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Filings, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the SEC Filings comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of Parent and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. All material agreements to which Parent or any Subsidiary is a party or to which the property or assets of Parent or any Subsidiary are subject are included as part of or specifically identified in the SEC Filings.

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4.7 Material Changes. Since the date of the latest financial statements included within the SEC Filings, except as specifically disclosed in the SEC Filings or in the Parent Disclosure Schedule, (i) there has been no event, occurrence or development that, individually or in the aggregate, has had or that could result in a Material Adverse Effect, (ii) neither Parent nor any of its Subsidiaries has incurred any material liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice or (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) neither Parent nor any of its Subsidiaries has materially altered its method of accounting or the identity of its auditors, except as disclosed in its SEC Filings, (iv) neither Parent nor any of its Subsidiaries has declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) neither Parent nor any of its Subsidiaries has issued any equity securities to any officer, director or Affiliate, except for such issuances by Parent pursuant to existing Parent stock-based plans.

4.8 Proceedings and Orders.

(a) There is no Proceeding pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, any of their respective properties, assets, operations or businesses, or Parent or any Subsidiary’s rights relating thereto. Parent has delivered to the Company true, accurate and complete copies of all pleadings, correspondence and other documents relating to any such Proceeding. No insurance company has asserted in writing that any such Proceeding is not covered by the applicable policy related thereto.

(b) Neither Parent nor any of its Subsidiaries or any of their respective officers, managers, directors, agents or employees, nor Parent’s or any of its Subsidiaries’ properties, assets, operations or businesses, nor Parent’s or any of its Subsidiaries’ rights relating to any of the foregoing, is subject to any Order or any proposed Order.

4.9 Governmental Approvals.

(a) Each of Parent and its Subsidiaries has all material Governmental Approvals that are necessary or appropriate in connection with Parent’s and its Subsidiaries’ ownership and use of its properties or assets or Parent’s and its Subsidiaries’ operation of its businesses. Parent and its Subsidiaries have made all material filings with, and given all material notifications to, all Government Authorities as required by all applicable Legal Requirements. The Parent Disclosure Schedule contains an accurate, correct and complete list and summary description of each such Governmental Approval, filing or notification. Each such Governmental Approval, filing and notification is valid and in full force and effect, and there is not pending or, to the Knowledge of Parent, threatened any Proceeding which could result in the suspension, termination, revocation, cancellation, limitation or impairment of any such Governmental Approval, filing or notification. No violations have been recorded in respect of any Governmental Approvals, and Parent knows of no meritorious basis therefor. No fines or penalties are due and payable in respect of any Governmental Approval or any violation thereof.

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(b) Parent has delivered to the Company accurate and complete copies of all of the Governmental Approvals, filings and notifications identified in the Parent Disclosure Schedule, including all renewals thereof and all amendments thereto.

4.10 Compliance. Neither Parent nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Parent or any Subsidiary under), nor has Parent or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), or (ii) is in violation of any order of any court, arbitrator or governmental body, , except in each case as could not, individually or in the aggregate, have or result in a Material Adverse Effect. Each of Parent and its Subsidiaries is, and at all times has been, in compliance in all material respects, with each Legal Requirement that is applicable to Parent and its Subsidiaries or any of their properties, operations or businesses, and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) constitute, or result directly or indirectly in, a default under, a breach or violation of, or a failure to comply with, any such Legal Requirement. Neither Parent nor any of its Subsidiaries has received any written notice from any third party regarding any actual, alleged or potential violation of any Legal Requirement

4.11 Intellectual Property.

(a) The Parent Disclosure Schedule lists all the Parent Intellectual Property, specifying in each case whether such the Parent Intellectual Property is owned or controlled by or for, licensed to, or otherwise held by or for the benefit of the Company, including all Registered Intellectual Property Rights owned by, filed in the name of or applied for by the Company and used in the business of the Parent and its Subsidiaries (the “Parent Registered Intellectual Property Rights”)

(b) Each item of the Parent Intellectual Property (i) is valid, subsisting and in full force and effect, (ii) has not been abandoned or passed into the public domain and (iii) is free and clear of any Encumbrances.

(c) The Parent Intellectual Property constitutes all the Intellectual Property Rights used in and/or necessary to the conduct of the business of the Parent and its Subsidiaries as it is currently conducted, including the design, development, manufacture, use, import and sale of products of the Parent and its Subsidiaries.

(d) Each item of the Parent Intellectual Property either (i) is exclusively owned by the Parent or its Subsidiaries and was written and created solely by employees or consultants of Parent or its Subsidiaries acting within the scope of their employment or consultancy, all of which employees and consultants have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to Parent or its Subsidiaries, and no third party owns or has any rights to any such Parent Intellectual Property, or (ii) is duly and validly licensed to the Company for use in the manner currently used by the Parent or its Subsidiaries in the conduct of the business of the Parent or its Subsidiaries.

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(e) In each case in which Parent or its Subsidiaries has acquired (and not licensed) any Intellectual Property Rights from any Person, Parent or its Subsidiaries has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to Parent or its Subsidiaries. No Person who has licensed Intellectual Property Rights to Parent or its Subsidiaries has ownership rights or license rights to improvements made by Parent or its Subsidiaries in such Intellectual Property Rights. The Parent or its Subsidiaries has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Rights that is or was the Parent Intellectual Property to any Person.

(f) The Parent has no knowledge of any facts, circumstances or information that (i) would render any Parent Intellectual Property invalid or unenforceable, (ii) would adversely affect any pending application for any Parent Registered Intellectual Property Right, or (iii) would adversely affect or impede the ability of the Parent to use any Parent Intellectual Property in the conduct of the business of the Parent and its Subsidiaries as it is currently conducted. The Parent has not misrepresented, or failed to disclose, and has no knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Parent Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Parent Registered Intellectual Property Right.

(g) All necessary registration, maintenance and renewal fees in connection with each item of the Parent Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such the Parent Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such the Parent Registered Intellectual Property Rights. To the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Parent has recorded in a timely manner each such assignment of a Registered Intellectual Property Right assigned to the Parent with the relevant governmental authority, including the PTO, the U.S. Copyright Office or their respective counterparts in any relevant foreign jurisdiction, as the case may be.

(h) The Parent and its Subsidiaries has taken all action reasonably necessary to maintain and protect (i) the Intellectual Property of the Parent and its Subsidiaries, and (ii) the secrecy, confidentiality, value and the rights of the Parent and its Subsidiaries in the Confidential Information and Trade Secrets of the Parent and its Subsidiaries and those provided by any Person to the Parent and its Subsidiaries, including by having and enforcing a policy requiring all current and former employees, consultants and contractors of the Parent and its Subsidiaries to execute appropriate confidentiality and assignment agreements. All copies thereof have been delivered to the Company. The Parent and its Subsidiaries has no knowledge of any violation or unauthorized disclosure of any Trade Secret or Confidential Information related to the business of Parent and its Subsidiaries, the assets of the Parent and its Subsidiaries, or obligations of confidentiality with respect to such. Every individual who has had access to such Trade Secrets and Confidential Information has signed a confidentiality agreement with respect thereto.

(i) To the knowledge of the Parent, the operation of the business of the Parent and its Subsidiaries as it is currently conducted, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of the products of Parent and its Subsidiaries, does not, infringe or misappropriate any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity), defame or libel any Person or constitute unfair competition or trade practices under the laws of any jurisdiction, and neither Parent nor its Subsidiaries has received written notice from any Person claiming that such operation or any product of Parent and its Subsidiaries infringes or misappropriates, or would infringe or misappropriate, any Intellectual Property Rights of any Person (including any right of privacy or publicity), or defames or libels, or would defame or libel, any Person or constitutes or would constitute unfair competition or trade practices under the laws of any jurisdiction (nor does the Parent have knowledge of any basis therefor).

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(j) To the Knowledge of the Parent, no Person is violating, infringing or misappropriating any of the Parent Intellectual Property Right.

(k) Except as set forth on the Parent Disclosure Schedule, there are no Proceedings before any Governmental Authority (including before the PTO) anywhere in the world related to any of the Parent Intellectual Property, including any Parent Registered Intellectual Property Rights.

(l) No Parent Intellectual Property or product of Parent or its Subsidiaries is subject to any Proceeding or any outstanding decree, order, judgment, office action or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Parent or its Subsidiaries or that may affect the validity, use or enforceability of such Parent Intellectual Property.

(m) The Parent Disclosure Schedule lists all the contracts affecting any Intellectual Property Rights of Parent or its Subsidiaries.

(n) The Parent Disclosure Schedule lists all the Contracts under which the Parent or its Subsidiaries has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability, or provide a right of rescission, with respect to the infringement or misappropriation by the Parent or its Subsidiaries or such other person of the Intellectual Property Rights of any Person other than the Parent or its Subsidiaries.

(o) To the knowledge of the Parent, there is no the Contract affecting any Parent Intellectual Property under which there is any dispute regarding the scope of such the Contract, or performance under such the Contract, including with respect to any payments to be made or received by the Parent or its Subsidiaries thereunder.

4.12 Taxes.

(a) Each of Parent and its Subsidiaries has timely filed all material Tax Returns that it was required to file, and such Tax Returns are true, correct and complete in all material respects. All Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Parent or its Subsidiaries with respect to any period ending prior to the date of this Agreement, whether or not shown due or reportable on such Tax Returns, other than Taxes for which adequate accruals have been provided in its Financial Statements. Parent has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, or other third party. Neither Parent nor its Subsidiaries has any liability for unpaid Taxes accruing after the date of its latest audited financial statements except for Taxes incurred in the ordinary course of business. There are no liens for Taxes on the properties of Parent or its Subsidiaries, other than liens for Taxes not yet due and payable.

(b) To the Knowledge of Parent, no audit of any Tax Return is currently pending or threatened. No claim has ever been made by any Governmental Authority in a jurisdiction where Parent or its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Parent has delivered or made available to the Company correct and complete copies of all Tax Returns filed, examination reports, and statements of deficiencies assessed or agreed to by Parent or any of its Subsidiaries since its inception. Neither Parent nor its Subsidiaries has waived any statute of limitations in respect of any Tax or agreed to an extension of time with respect to any Tax assessment or deficiency.

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(c) Neither Parent nor its Subsidiaries is a party to or bound by any tax indemnity agreement, tax sharing agreement or similar contract. Neither Parent nor its Subsidiaries is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership or “disregarded entity” for United States federal income tax purposes.

(d) Neither Parent nor its Subsidiaries is obligated under any agreement, contract or arrangement that may result in the payment of any amount that would not be deductible by reason of Section 280G or Section 404 of the Code.

(e) Parent knows of no reason why the Transaction should not qualify as a tax-free exchange under Section 351 of the Code. Following the Transaction and the Financing, the Members and the participants in the Financing will own not less than 80% of the outstanding Parent Common Stock.

4.13 The Parent Benefit Plans. The Parent Disclosure Schedule lists all the Parent Benefit Plans. Parent has maintained and funded all the Parent Benefit Plans in accordance with their terms and all applicable laws.

4.14 Employees and Consultants.

(a) Employees and Contractors. No employee of Parent or its Subsidiaries has been granted the right to continued employment by Parent or its Subsidiaries or to any material compensation following termination of employment with Parent or its Subsidiaries. Except as set forth on the Parent Disclosure Schedule, Parent has no Knowledge that any officer, director, manager, employee or consultant of Parent or its Subsidiaries (collectively, the “Parent Contractors”) intends to terminate his or her employment or other engagement with Parent or any of its Subsidiaries, nor does Parent or any Subsidiary have a present intention to terminate the employment or engagement of any such Parent Contractor.

(b) Compensation. The Parent Disclosure Schedule sets forth an accurate, correct and complete list of all (i) employees of Parent and its Subsidiaries, including each employee’s name, title or position, present annual compensation (including bonuses, commissions and deferred compensation), accrued and unused paid vacation and other paid leave, years of service, interests in any incentive compensation plan, and estimated entitlements to receive supplementary retirement benefits or allowances (whether pursuant to a contractual obligation or otherwise) and (ii) individuals who are currently performing services for Parent or its Subsidiaries who are classified as “consultants” or “independent contractors.” The Parent Disclosure Schedule sets forth all bonuses, severance payments, termination pay and other special compensation of any kind paid to, accrued with respect to, or that would be payable to (as a result of the Transaction), any present or former Parent Contractor. No Parent Contractor is eligible for payments that would constitute “parachute payments” under Section 280G of the Code.

(c) Disputes. There are no claims, disputes or controversies pending or, to the Knowledge of Parent, threatened involving any Parent Contractor. Neither Parent nor its Subsidiaries has suffered or sustained any work stoppage and no such work stoppage is threatened.

(d) Compliance with Legal Requirements. Each of Parent and its Subsidiaries has complied, in all material respects, with all Legal Requirements related to the employment of its employees, including provisions related to wages, hours, leaves of absence, equal opportunity, occupational health and safety, workers’ compensation, severance, employee handbooks or manuals, collective bargaining and the payment of social security and other Taxes.

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4.15 Brokers. Neither Parent nor any of its Subsidiaries has retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the Transaction.

Article V
Deliveries

5.1 Deliveries of the Members.

(a) At or prior to the Closing, each Member shall deliver to Parent:

(i) this Agreement executed by such Member; and

(ii) certificates representing the Units owned by such Member and duly related transfer powers, in either case, if such Units have been certificated.

5.2 Deliveries of Parent.

(a) Concurrently herewith, Parent is delivering to each Member and to the Company, a copy of this Agreement executed by Parent.

(b) At or prior to the Closing, Parent shall deliver:

(i) to the Company, letters of resignation from all directors of Parent effective upon the Closing other than Mark Hill;

(ii) to each Member, certificates representing the Shares to be issued to such Member pursuant to Section 1.1;

(iii) to the Members and the Company, a certificate executed by Parent’s chief executive officer, dated as of the Closing Date, certifying the representations and covenants referred to in Section 6.1(a);

(iv) to the Members and the Company all necessary Parent Board resolutions to elect the directors and appoint the executive officers as discussed in Section 7.6; and

(v) to the Members and the Company, a certified list of record holders of Parent Common Stock issued by the transfer agent and registrar of the Parent Common Stock certifying that there are no more than 4,719,359 shares of Parent Common Stock issued and outstanding as of the Closing Date.

5.3 Deliveries of the Company. Concurrently herewith, the Company is delivering to Parent:

(a) this Agreement executed by Company; and

(b) a certificate from the Company, signed by its authorized officer certifying that the attached copies of the Operating Agreement and resolutions of the Manager of the Company approving the Agreement and the Transaction are all true, complete and correct and remain in full force and effect.

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Article VI
Conditions to Closing

6.1 Member and Company Conditions Precedent. The obligations of the Members and the Company to enter into and complete the Closing is subject, at the option of the Members and the Company, to the fulfillment or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Covenants. The representations and warranties of Parent contained in this Agreement shall be true in all material respects on the date of this Agreement and as of the Closing Date, except for representations and warranties of Parent contained in this Agreement that contain an express materiality qualification which shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date. Parent shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Parent on or prior to the Closing Date.

(b) Litigation. No Proceeding shall have been instituted before or threatened by any court or Governmental Authority to restrain, modify or prevent the carrying out of the Transaction or to seek damages or a discovery order in connection with such Transaction, or which has or may have a Material Adverse Effect.

(c) No Material Adverse Effect. There shall not have been any occurrence, event, incident, action, failure to act, or transaction which has had or is reasonably likely to cause a Material Adverse Effect on Parent or its Subsidiaries.

(d) Deliveries. The deliveries specified in Section 5.2 shall have been made by Parent.

(e) Completion of Financing. All conditions required to consummate the Financing in the Minimum Financing Amount of $2,500,000 (and otherwise on terms and conditions reasonably acceptable to the Company) shall have been satisfied and the closing of the Minimum Financing Amount shall be contingent only upon the occurrence of the Closing.

(f) Resignations of Directors. The directors of Parent in office immediately prior to the Closing, other than Mark Hill, shall have resigned as directors of Parent, effective as of the Closing, and the Company shall have received letters of resignation in form and substance satisfactory to the Company from such persons.

(g) New Appointments. The Parent Board shall take all necessary corporate action to elect the directors set forth on Schedule 7.6 and appoint the executive officers set forth on Schedule 7.6 to be effective as of the Closing, and the Company shall have received resolutions of the Parent Board, in form and substance satisfactory to the Company, effecting such appointments effective as of the Closing.

(h) Equity Incentive Plan. Parent shall have amended its current 2012 Equity Incentive Plan, on terms reasonably acceptable to the Company, pursuant to which Parent shall have increased to 2,500,000 the number of shares of Parent Common Stock reserved for issuance under the plan.

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(i) Tax-Free Exchange. The Transaction qualifies as a tax-free exchange under Section 351 of the Code, in the Members’ discretion, and without limiting the foregoing, Greenberg Traurig, counsel to Parent, and Wilson Sonsini Goodrich & Rosati, P.C., counsel to the Company, will each provide a tax opinion that the Transaction qualifies as a tax-fee exchange under Section 351 of the Code.

6.2 Parent Conditions Precedent. The obligations of Parent to enter into and complete the Closing is subject, at the option of Parent, to the fulfillment or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Covenants. The representations and warranties of the Members and the Company contained in this Agreement shall be true in all material respects on the date of this Agreement and as of the Closing Date, except for representations and warranties of the Members and the Company contained in this Agreement that contain an express materiality qualification which shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date. The Members and the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Members and the Company on or prior to the Closing Date.

(b) Litigation. No Proceeding shall have been instituted before or threatened by any court or Governmental Authority to restrain, modify or prevent the carrying out of the Transaction or to seek damages or a discovery order in connection with such Transactions, or which has or may have a Material Adverse Effect on the Company.

(c) No Material Adverse Effect. There shall not have been any occurrence, event, incident, action, failure to act, or transaction which has had or is reasonably likely to cause a Material Adverse Effect on the Company.

(d) Deliveries. The deliveries specified in Section 5.1 and Section 5.3 shall have been made by the Members and the Company, respectively.

(e) Completion of Financing. All conditions required to consummate the Financing in the Minimum Financing Amount of $2,500,000 shall have been satisfied and the closing of the Minimum Financing Amount shall be contingent only upon the occurrence of the Closing.

Article VII
Covenants

7.1 Blue Sky Laws. Parent shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Shares in connection with this Agreement.

7.2 Public Announcements. Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation.

7.3 Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date. Without limiting the foregoing, Parent will use commercially reasonable efforts to obtain Financing of at least the Minimum Financing Amount as promptly as practicable following the date hereof and Parent will keep the Company reasonably informed of the progress of the Financing, including any facts, events or circumstances which would, or would reasonably be likely to, adversely affect the likelihood of obtaining Financing of at least the Minimum Financing Amount.

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7.4 Access. Each Party shall permit representatives of the other Party to have reasonable access during normal business hours to all premises, properties, personnel, books, records, Contracts, and documents of or pertaining to such Party.

7.5 Amendment to Certificate of Incorporation. Immediately after the Closing, the Certificate of Incorporation of Parent shall be amended to change the corporate name of Parent to “ComHear, Inc.”, or a similar name acceptable to the Members holding a majority of the Units immediately prior to the Closing, and increase to 50,000,000 the number of authorized shares of Parent Common Stock. .

7.6 Directors and Officers. Parent shall take all necessary corporate action to elect the directors set forth on Schedule 7.6 and appoint the executive officers set forth on Schedule 7.6, in each case, to be effective as of the Closing. In furtherance thereof, Parent shall secure, effective as of the Closing, resignations of all of its incumbent directors other than Mark Hill.

7.7 Repayment of Company Debt. At the Closing, Parent will provide to the Company (for the Company to pay), or pay on behalf of the Company, the funds necessary to repay in full all indebtedness of the Company outstanding as of immediately prior to the Closing arising from outstanding promissory notes issued by the Company in the original principal amount of $650,000, in the aggregate (i.e., an aggregate payment of $780,000 which amount takes into account the premium payable upon such repayment), with the further understanding that such noteholders will have the right to purchase, at the Closing, Private Placement Shares at the same price per share paid by other investors in the Financing.

7.8 Executive Compensation. The annual compensation of the senior management of Parent and the Company shall initially be set at the levels set forth on Schedule 7.8 and thereafter shall be subject to the determination of the Parent Board.

7.9 Tax Reporting. The Parent, the Company and each of the Members (a) agree to report the Transaction in a manner consistent with the intent of the parties hereto that such Transaction qualify as a tax-free exchange within the meaning of Section 351 of the Code, and each such party agrees that it will not take a position inconsistent therewith; and (b) agree to timely file the information required by Treas. Reg. Section 1.351-3 with their income tax returns for the year in which the transactions contemplated by this Agreement occur and to comply with the record keeping requirements of Treas. Reg. Section 1.351-3. Each Member acknowledges that it is relying solely on its own tax advisors in connection with this Agreement, the Transaction, and the other transactions and agreements contemplated herein.

7.10 Registration Rights. At the closing of the Financing, Parent shall agree in writing to provide the Members with registration rights that are substantially similar to the registration rights provided to the investors in the Financing.

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Article VIII
Miscellaneous

8.1 Survival. None of the representations or warranties contained in Article III or Article IV of this Agreement shall survive the Closing. All other representations, warranties, covenants and agreements in this Agreement shall survive the consummation of the Transaction and the Closing.

8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Parent, to:

Playbutton Corporation

37 W. 28th Street

New York, New York 10001

Attention: Adam Tichauer, CEO

Email: adam@playbutton.com

With a copy to:

Greenberg Traurig, LLP

3161 Michelson Drive, Suite 1000

Irvine, California 92612

Attention: Daniel K. Donahue, Esq.

Email: donahued@gtlaw.com

If to the Company, to:

Taida Company, LLC

303 Coast Blvd., Suite 14

La Jolla, California 92037

Attention: Randy Granovetter, CEO

Email: rgranovetter@gmail.com

With a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
12235 El Camino Real
San Diego, California 92103-3002
Attention: Robert F. Kornegay, Esq.
Email: rkornegay@wsgr.com

If to a Member, to the address set forth on Exhibit A.

8.3 Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, Parent and the Members holding a majority of the Units of the Company. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either Party to exercise any right hereunder in any manner impair the exercise of any such right. No consideration shall be offered or paid to a Member to amend or consent to a waiver or modification of any provision of any transaction document unless the same consideration is also offered to all Members who then hold Units.

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8.4 Termination.

(a)  Termination of Agreement. The Parties may terminate this Agreement as provided below:

(i) The Company and Parent may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) Parent may terminate this Agreement by giving written notice to the Company at any time prior to the Closing (A) in the event the Company or any Member has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Parent has notified the Company or the Member of the breach, and the breach has continued without cure for a period of 20 days after the notice of breach, or (B) if the Closing shall not have occurred on or before December 31, 2013, by reason of the failure of any condition precedent under Section 6.2 hereof (unless the failure results primarily from Parent itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii) The Company and any Member (as to such Member only) may terminate this Agreement by giving written notice to Parent at any time prior to the Closing (A) in the event Parent has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Company or the Member has notified Parent of the breach, and the breach has continued without cure for a period of 20 days after the notice of breach or (B) if the Closing shall not have occurred on or before December 31, 2013, by reason of the failure of any condition precedent under Section 6.1 hereof (unless the failure results primarily from the Company or a Member themselves breaching any representation, warranty, or covenant contained in this Agreement).

(b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.4(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party to consummate its obligations hereunder or to complete the Transaction contemplated by this Agreement, except for any liability of any Party then in breach.

8.5 Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, Parent shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to Parent of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, Parent may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

8.6 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Members, Parent and the Company will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

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8.7 Independent Nature of Members’ Obligations and Rights. The obligations of each Member under this Agreement are several and not joint with the obligations of any other Member, and no Member shall be responsible in any way for the performance of the obligations of any other Member under this Agreement. The decision of each Member to acquire Shares pursuant to this Agreement has been made by such Member independently of any other Member. Nothing contained herein, and no action taken by any Member pursuant hereto, shall be deemed to constitute the Member as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Member is in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein. Each Member acknowledges that no other Member has acted as agent for such Member in connection with making its investment hereunder and that no Member will be acting as agent of such Member in connection with monitoring its investment in the Shares or enforcing its rights under this Agreement. Each Member shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Member to be joined as an additional party in any proceeding for such purpose. Each of the Company and Parent acknowledge that the Members have been provided with this same Agreement for the purpose of closing a transaction with multiple Members and not because it was required or requested to do so by any Member.

8.8 Limitation of Liability. Notwithstanding anything herein to the contrary, each of Parent and the Company acknowledge and agree that the liability of a Member arising directly or indirectly, under any transaction document of any and every nature whatsoever shall be satisfied solely out of the assets of such Member, and that no trustee, officer, other investment vehicle or any other affiliate of such Member or any investor, shareholder or holder of shares of beneficial interest of such Member shall be personally liable for any liabilities of such Member. For avoidance of doubt, (a) no Member shall be liable for any other Member’s breach of any of his, her or its representations, warranties or obligations under this Agreement or any other transaction document contemplated to be entered into hereunder and (b) no Member shall be liable for the Company’s breach of any of its representations, warranties or obligations under this Agreement or any other transaction document contemplated to be entered into hereunder.

8.9 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

8.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions contemplated hereby are fulfilled to the extent possible.

8.11 Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile or PDF execution and delivery of this Agreement is legal, valid and binding for all purposes.

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8.12 Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the Company Disclosure Schedule and Parent Disclosure Schedule, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

8.13 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the Parties hereto hereby irrevocably and unconditionally agrees that it is and shall continue to be subject to the jurisdiction of the state and federal courts of the State of Delaware.

8.14 Assignment. To the fullest extent permitted by law, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Remainder of Page Intentionally Left Blank]

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The Parties hereto have executed and delivered this Unit Exchange Agreement as of the date first above written.

“Parent”

Playbutton Corporation,
a Delaware corporation

By:	/s/ Adam Tichauer
Adam Tichauer, Chief Executive Officer
“Company”

Taida Company, LLC,
a Delaware limited liability company

By:	/s/ Randy Graonvetter
Randy Granovetter, Chief Executive Officer

[Signatures of Members are on Exhibit A]

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EXHIBIT A

MEMBERS AND UNITS OF THE COMPANY

Signature, Name and Contact Information for Each Member	Membership %	Shares to be Issued to Member
___/s/ Randy Graanovetter_____________ Randy Granovetter 303 Coast Blvd., Suite 14 La Jolla, California 92037	71.5%	5,418,735
__/s/ Bob Kutnick____________________ Bob Kutnick 303 Coast Blvd., Suite 14 La Jolla, California 92037	10%	757,865
__/s/ Mike Silva_____________________ Mike Silva 303 Coast Blvd., Suite 14 La Jolla, California 92037	10%	757,865
__/s/ Scott Fox______________________ Scott Fox 303 Coast Blvd., Suite 14 La Jolla, California 92037	5%	378,933
__/s/ Bob Smith_____________________ Bob Smith % WoodVale Partners, LLC 1415 W. 22nd Street, Suite 280 Oak Brook, IL 60523	.5%	37,893
__/s/ Alan Kraemer_________________ Alan Kraemer 303 Coast Blvd., Suite 14 La Jolla, California 92037	1.5%	113,680
__/s/ Gordon Schenk_________________ Gordon Schenk 303 Coast Blvd., Suite 14 La Jolla, California 92037	1.5%	113,680
TOTAL	100%	7,578,651

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EXHIBIT B

CERTAIN DEFINITIONS

“Affiliate” shall mean with respect to any Party, any Person or Entity which controls, or is controlled by, or is under common control with such Party.

“Balance Sheet” shall have the meaning set forth in Section 3.7(a).

“Business” shall mean the business of the Company.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions in the U.S. are authorized or required by law to be closed.

“Certificate of Formation” shall mean the certificate of formation filed by the Company with the Delaware Secretary of State on January 27, 2010.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Benefit Plans” shall mean all (i)“employee benefit plans” within the meaning of Section 3(3) of ERISA; (ii) all employment agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director of the Company; and (iii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, which the Company maintains, contributes to, or has any obligation or liability.

“Company Disclosure Schedule” shall have the meaning set forth in Article III.

“Company Intellectual Property” shall mean all Intellectual Property Rights related to the Business and held by the Company, whether owned or controlled, licensed, owned or controlled by or for, licensed to, or otherwise held by or for the benefit of the Company including the Company Registered Intellectual Property Rights.

“Company Registered Intellectual Property Rights” shall have the meaning set forth in Section 3.15(a).

“Confidential Information” shall mean all ideas, information, knowledge and discoveries that are not generally known in the trade or industry related to the Business and held by the Company, whether owned or controlled, licensed, owned or controlled by or for, licensed to, or otherwise held by or for the benefit of the Company, including procedures, methods, equipment, compositions, technology, patents, know-how, inventions, improvements, designs, business plans, marketing plans, cost and pricing information, internal memoranda, formula, development programs, sales methods, customer, supplier, sales representative and licensee lists, mailing lists, customer usages and requirements, computer programs, Trade Secrets and other confidential or proprietary technical or business information and data.

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“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

“Contract” shall have the meaning set forth in Section 3.5(a).

“Contractors” shall have the meaning set forth in Section 3.17(a).

“Contribution Agreement” shall have the meaning specified in Recital E.

“Copyrights” shall mean all copyrights, including in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

“Damages” shall mean and include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

“Employee Benefit Plan” shall have the meaning specified in Section 3(3) of ERISA.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) and which is not a Permitted Encumbrance.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Financial Statements” shall have the meaning set forth in Section 3.7(a).

“Financing” shall have the meaning set forth in Recital C.

“GAAP” means U.S. generally accepted accounting principles in effect on the date on which they are to be applied pursuant to this Agreement, applied consistently throughout the relevant periods.

“Governmental Approval” shall mean any: (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority.

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“Governmental Authority” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Hazardous Substance” shall have the meaning set forth in Section 3.22.

“Insurance Policies” shall have the meaning set forth in Section 3.12.

“Intellectual Property Rights” shall mean any or all rights in and to intellectual property and intangible industrial property rights, including, without limitation, (i) Patents, Trade Secrets, Copyrights, Mask Works, Trademarks and (ii) any rights similar, corresponding or equivalent to any of the foregoing anywhere in the world.

“IRS” means the Internal Revenue Service.

“Judgment” shall have the meaning set forth in Section 3.5(a).

“Knowledge” an individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter or (ii) (except when Knowledge is stated to be “actual Knowledge”) a prudent individual would be reasonably expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the truth or existence of such fact or other matter. The Company and Parent shall be deemed to have “Knowledge” of a particular fact or other matter if any of their respective members, managers, directors, officers or employees with the authority to establish policy for the company has actual knowledge of such fact or other matter.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Liens” shall have the meaning set forth in Section 2.1.

“Mask-Works” shall mean all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology.

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“Material Adverse Effect” means with respect to a Party any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely (a) to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of the Party, taken as a whole or (b) to prevent or materially delay consummation of the Transaction or otherwise to prevent the party from performing its obligations under this Agreement.

“Material Contracts” shall have the meaning set forth in Section 3.11(a).

“Member” shall have the meaning specified in the Recitals.

“Minimum Financing Amount” shall have the meaning specified in Recital D.

“Operating Agreement” shall have the meaning set forth in Recital A.

“Order” shall mean any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

“P&L Statement” shall have the meaning set forth in Section 3.7(a).

“Parent Board” shall having the meaning set forth in Section 4.4.

“Parent Common Stock” shall have the meaning set forth in Recital B.

“Parent Benefit Plans” shall mean all (i)“employee benefit plans” within the meaning of Section 3(3) of ERISA; (ii) all employment agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director of Parent or any of its Subsidiaries; and (iii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, which Parent or any of its Subsidiaries maintains, contributes to, or has any obligation or liability.

“Parent Disclosure Schedule” shall have the meaning set forth in Section Article IV.

“Patents” shall mean all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures related to the Business.

“Permitted Encumbrance” shall mean any (a) Encumbrance for Taxes not due or payable, and (b) mechanics’, workers’, repairers’, landlords’, warehousemen’s and other Encumbrances arising or imposed by any Legal Requirement and incurred in the ordinary course of business for amounts not yet due and payable.

“Person” shall mean any individual, Entity or Governmental Authority.

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“Private Placement Shares” shall have the meaning set forth in Recital C.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

“PTO” shall have the meaning set forth in Section 3.15(g).

“Registered Intellectual Property Rights” shall mean all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyright registrations and applications to register Copyrights; (iv) Mask Work registrations and applications to register Mask Works; and (v) any other Intellectual Property Rights that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

“Representatives” shall mean members, officers, directors, managers, employees, attorneys, accountants, advisors, agents, distributors, licensees, shareholders, subsidiaries and lenders of a party.

“SEC” shall have the meaning set forth in Section 2.7.

“SEC Filings” shall have the meaning set forth in Section 2.7.

“Shares” shall have the meaning set forth in Recital B.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount and any interest on such penalty, addition to tax or additional amount, imposed by any Tax Authority.

“Tax Authority” means Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

“Tax Return” shall mean any return, statement, declaration, notice, certificate or other document that is or has been filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement related to any Tax.

“Trademarks” shall mean any and all trademarks, service marks, logos, trade names, corporate names, Internet domain names and addresses and general-use e-mail addresses, and all goodwill associated therewith throughout the world.

“Trade Secrets” shall mean all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provide the Company with advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software, compilations of information) and all claims and rights related thereto.

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“Transaction” shall have the meaning specified in Recital D.

“Transaction Agreements” shall mean this Agreement, the Contribution Agreement and all other agreements, certificates, instruments, documents and writings delivered by Purchaser or the Company in connection with the Transaction.

“Unit Restrictions” shall have the meaning set forth in Section 1.3.

“Unit” shall have the meaning set forth in Recital A.

“Voting Company Debt” shall have the meaning set forth in Section 3.3.

“Voting Parent Debt” shall have the meaning set forth in Section 4.3.

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